AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

This Amendment No. 3 (the “Amendment”), made and entered into as of December 15, 2022, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Diamond Hill Capital Management, Inc., an Ohio corporation (“Subadviser”), dated September 14, 2016, as amended June 7, 2018 and November 20, 2019 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

2.	Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as new paragraph (vi):

“(vi)

Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser (“Subadviser Account”). Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objective, policies and restrictions.

3.

Notices. Section 12 to the Agreement shall be, and hereby is, amended by deleting the addresses for Subadviser and Investment Manager and replacing them with the following:

In the case of Subadviser:

Emily Wlos

Director, National Accounts

Diamond Hill Capital Management, Inc.

325 John H. McConnell Blvd.

Suite 200

Columbus, Ohio 43215

Tel: (614) 641-2742

Email: ewlos@diamond-hill.com

with a copy to:

Compliance Department

Diamond Hill Capital Management, Inc.

325 John H. McConnell Blvd.

Suite 200

Columbus, Ohio 43215

Tel: (614) 255-3341

In the case of Investment Manager:

David Weiss

Global Head of Multi-Manager Solutions

Ameriprise Financial, Inc.

290 Congress Street

Boston, MA 02210

Tel: (617) 385-9606

Email: David.Weiss@columbiathreadneedle.com

with a copy to:

Ryan C. Larrenaga

Vice President and Chief Counsel

Ameriprise Financial, Inc.

290 Congress Street

Boston, MA 02210

Tel: (617) 385-9536

Email: RYAN.C.LARRENAGA@columbiathreadneedle.com

4.

Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement. As modified herein, the Agreement is confirmed and remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

	Columbia Management Investment Advisers, LLC	Diamond Hill Capital Management, Inc.

By:	/s/ David Weiss	By:	/s/ Jo Ann Quinif
	Signature		Signature

Name:	David Weiss	Name:	Jo Ann Quinif
	Printed		Printed

Title:	Assistant Secretary	Title:	Chief Client Officer

AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]